December 21, 2007


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for RiverSource Series Trust (formerly RiverSource Retirement Series Trust) (the "Registrant"), and, under the date of June 20, 2007 we reported on the Registrant's financial statements for RiverSource Retirement Plus 2010 Fund, RiverSource Retirement Plus 2015 Fund, RiverSource Retirement Plus 2020 Fund, RiverSource Retirement Plus 2025 Fund, RiverSource Retirement Plus 2030 Fund, RiverSource Retirement Plus 2035 Fund, RiverSource Retirement Plus 2040 Fund and RiverSource Retirement Plus 2045 Fund as of and for the period from May 18, 2006 (when shares became publicly available) to April 30, 2007. On April 13, 2007 we were dismissed. We have read the Registrant's statements included under Sub-Item 77K of its Form N-SAR, dated on December 21, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that (i) The Joint Audit Committee and the Board of Trustees of the Registrant approved the dismissal of KPMG LLP on April 12, 2007 or (ii) the statements in the last paragraph.

Very truly yours,


/s/ KPMG LLP